Farmer Mac Reports 2015 Results
and Announces Dividend Increase
$15.9 Billion in Outstanding Business Volume; Core Earnings of $47.0 Million
WASHINGTON, D.C., March 10, 2016 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter and year ended December 31, 2015, which included $1.3 billion in net new business volume growth in 2015 that brought total outstanding business volume to a record $15.9 billion as of December 31, 2015. Farmer Mac's 2015 core earnings, a non-GAAP measure, were $47.0 million ($4.15 per diluted common share), compared to $53.0 million ($4.67 per diluted common share) in 2014. For fourth quarter 2015, core earnings were $13.1 million ($1.17 per diluted common share), compared to $13.2 million ($1.17 per diluted common share) for third quarter 2015, and $9.5 million ($0.84 per diluted common share) for fourth quarter 2014.
Farmer Mac's board of directors also approved an increase in the quarterly dividend on all classes of Farmer Mac's common stock to $0.26 per share for first quarter 2016 and announced a new common stock dividend policy. This quarter's dividend amount represents a 63 percent increase over the $0.16 per share amount paid in each quarter during 2015.
"Farmer Mac completed another successful year in 2015 and positioned itself for continued success over the long-term," said President and Chief Executive Officer Tim Buzby. "Our expanding customer base and product offerings have helped us grow by an average of approximately $1 billion per year in outstanding business volume over the last four years. Our financial results continue to be strong, and our credit quality remains very favorable. While certain segments of agriculture are facing their challenges, Farmer Mac is executing well on the opportunities within its markets and we believe the outlook for us is positive for 2016. We also made some important decisions recently, including the change t

o our dividend policy and the adoption of a $25 million share repurchase program in September 2015. With our capital restructuring initiative behind us, we have reevaluated our common stock dividend policy and decided to provide a greater payout of core earnings to our common stockholders – one that is more aligned with other publicly-traded financial companies. Given our existing strong capital base, we expect to maintain a growing and sustainable common dividend and to target a payout ratio of core earnings to common stockholders that is anticipated to grow to approximately 30% over time. Even with this higher target payout ratio, Farmer Mac still expects to retain sufficient earnings each year to fund its growth and to build equity capital over the long term."
Earnings
Farmer Mac's net income attributable to common stockholders for 2015 was $47.4 million ($4.19 per diluted common share), compared to $38.3 million ($3.37 per diluted common share) for 2014. The increase in 2015 from 2014 was primarily attributable to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $7.1 million after-tax gain in 2015, compared to a $6.5 million after-tax loss in 2014.
Core earnings for 2015 were $47.0 million ($4.15 per diluted common share), compared to $53.0 million ($4.67 per diluted common share) in 2014. The decrease in core earnings in 2015 compared to 2014 was primarily attributable to the absence of the $11.4 million net economic benefit of the cash management and liquidity initiative, which was completed in 2014, and the loss of $5.6 million after-tax in preferred dividend income resulting from the fourth quarter 2014 redemption of Farmer Mac's investment in $78.5 million of high-yielding preferred stock previously held in Farmer Mac's investment portfolio. Also contributing to the decrease was a $2.6 million after-tax increase in operating expenses primarily due to higher compensation costs resulting from the consolidation of Farmer Mac's appraisal subsidiary, Contour Valuation Services, LLC, and higher legal fees, consulting fees, and information services expenses related to corporate strategic initiatives. The year-over-year decrease in core earnings was partially offset by a $7.7 million after-tax increase in net effective spread (excluding the effect of the fourth quarter 2014 redemption of high-yielding preferred stock), which was driven by growth in outstanding business volume, and a $7.6 million after-tax decrease in preferred dividend expense resulting from the redemption of all outstanding shares of Farmer Mac II Preferred Stock in first quarter 2015.
Core earnings in fourth quarter 2015 were $13.1 million ($1.17 per diluted common share), compared to $13.2 million ($1.17 per diluted common share) in third quarter 2015, and $9.5 million ($0.84 per diluted common share) in fourth quarter 2014. The increase in core earnings for fourth quarter 2015 compared to fourth quarter 2014 was attributable to a $1.0 million after-tax increase in net effective spread and a $3.5 million after-tax decrease in preferred dividend expense resulting from the redemption of all outstanding shares of Farmer Mac II Preferred Stock in first quarter 2015.
See "Non-GAAP Earnings Measures" below for more information about core earnings and for a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings.
Business Volume Highlights

Farmer Mac added $3.2 billion of new business volume during 2015. Specifically, Farmer Mac:

•	purchased $748.4 million of newly originated Farm & Ranch loans;

•	purchased $743.2 million of AgVantage securities;

•	added $522.3 million of Rural Utilities loans under LTSPCs;

•	added $427.8 million of Farm & Ranch loans under LTSPCs;

•	purchased $363.6 million of USDA Securities;

•	added a $300.0 million revolving floating rate AgVantage facility;

•	purchased $108.3 million of Rural Utilities loans; and

•	purchased $13.3 million of Farmer Mac Guaranteed USDA Securities.
During fourth quarter 2015, Farmer Mac added $564.1 million of new business volume, with Farm & Ranch loan purchases and Farm & Ranch loans under LTSPCs driving the volume growth. Specifically, Farmer Mac:

•	purchased $245.3 million of newly originated Farm & Ranch loans;

•	added $185.9 million of Farm & Ranch loans under LTSPCs;

•	purchased $72.4 million of USDA Securities;

•	purchased $46.1 million of Rural Utilities loans; and

•	purchased $14.4 million of AgVantage securities.
After $1.9 billion of maturities and principal paydowns on existing business during 2015, which included $715.8 million in scheduled maturities of AgVantage securities, Farmer Mac's outstanding business volume increased by $1.3 billion from December 31, 2014 to $15.9 billion as of December 31, 2015. The increase in Farmer Mac's outstanding business volume was driven by the addition of $522.3 million of Rural Utilities loans under LTSPCs, as well as broad-based portfolio growth across most of Farmer Mac's other products, including AgVantage securities, Farm & Ranch loans, and USDA Securities. The large LTSPC transaction completed in 2015 was the first time Farmer Mac has provided LTSPCs under its Rural Utilities line of business. Of the new business volume in AgVantage securities for 2015, a $300.0 million revolving floating rate AgVantage facility with the National Rural Utilities Cooperative Finance Corporation ("CFC") was added as an off-balance sheet commitment because CFC had not drawn on the facility as of December 31, 2015. If CFC draws on this facility, the amounts drawn will be presented as on-balance sheet AgVantage securities, and Farmer Mac will earn interest income on the drawn balance.
Net Effective Spread
Farmer Mac's net effective spread was $119.4 million (87 basis points) for 2015, compared to $113.7 million (91 basis points) for 2014. The contraction in net effective spread in percentage terms in 2015 compared to 2014 was primarily attributable to the loss of $6.5 million in preferred dividend income (5 basis points) from the fourth quarter 2014 redemption of the high-yielding preferred stock previously held in Farmer Mac's investment portfolio and a higher average balance in low-yielding cash and cash equivalents intended to increase Farmer Mac's liquidity position, partially offset by a shift towards products earning higher spreads. The year-over-year increase in dollars was primarily attributable to growth in outstanding business volume.
Net effective spread was $29.9 million (85 basis points) in fourth quarter 2015, compared to $30.4 million (88 basis points) in third quarter 2015, and $28.4 million (91 basis points) in fourth quarter 2014.

The decrease in net effective spread in fourth quarter 2015 compared to third quarter 2015 was primarily attributable to a decline in cash interest received on non-accrual Farm & Ranch loans. The decrease in net effective spread in percentage terms in fourth quarter 2015 compared to fourth quarter 2014 was primarily attributable to a higher average balance in Farmer Mac's low-yielding cash and cash equivalents intended to increase Farmer Mac's liquidity position. The increase in dollar terms in fourth quarter 2015 compared to fourth quarter 2014 was primarily attributable to growth in outstanding business volume.
Credit Quality
Credit quality remains favorable across Farmer Mac's four lines of business. In the Farm & Ranch portfolio, 90-day delinquencies were $32.1 million (0.56 percent of the Farm & Ranch portfolio) as of December 31, 2015, compared to $36.7 million (0.67 percent) as of September 30, 2015, and $18.9 million (0.35 percent) as of December 31, 2014. The increase in the 90-day delinquencies in 2015 compared to 2014 was related to the delinquency of two Agricultural Storage and Processing loans that financed one canola facility. Although these two loans were outstanding and delinquent as of December 31, 2015, Farmer Mac collected funds in the amount of $9.8 million to pay them off in January 2016. Farmer Mac charged off the $3.7 million specific allowance related to these two loans in fourth quarter 2015. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical averages due to macroeconomic and other potential factors, but Farmer Mac has not yet seen an impact on its portfolio or a rise in delinquencies related to these factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.20 percent of total business volume as of December 31, 2015, compared to 0.23 percent as of September 30, 2015, and 0.13 percent as of December 31, 2014.

The western part of the United States, and in particular California, continues to experience drought conditions, with the water level in many California reservoirs at or near historically low levels. The persistence of extreme drought conditions in the western states could have an adverse effect on Farmer Mac’s delinquency rates or loss experience in the future; however, Farmer Mac has not observed any material effect on its portfolio from the drought through 2015. Farmer Mac continues to remain informed about the drought and its effects on the agricultural industries located in the western states and on Farmer Mac's Farm & Ranch portfolio through regular discussions with its loan servicers that service loans in drought-stricken areas, as well as customers and other lenders in the industry.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net effective spread by business segment for fourth quarter 2015 was $9.4 million (172 basis points) for Farm & Ranch, $4.5 million (96 basis points) for USDA Guarantees, $2.8 million (114 basis points) for Rural Utilities, and $10.9 million (80 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $564.5 million as of December 31, 2015, exceeding the statutory minimum capital requirement by $102.4 million, or 22 percent, compared to $766.3 million as of December 31, 2014, which was $345.0 million, or 82 percent, above the statutory minimum capital requirement. The decrease in core capital primarily resulted from the redemption of $250.0 million of Farmer Mac II LLC Preferred Stock on March 30, 2015. Farmer Mac issued an aggregate of $150.0 million of non-cumulative preferred stock during the first half of 2014 and used the proceeds of these preferred stock offerings and cash on hand to cause Farmer Mac II LLC to redeem all of the outstanding shares of Farmer Mac II LLC Preferred Stock. The preferred stock issued in 2014 qualifies as Tier 1 capital for Farmer Mac whereas the Farmer Mac II LLC Preferred Stock that was redeemed did not qualify as Tier 1 capital.

As of December 31, 2015, Farmer Mac's total stockholders' equity was $553.5 million, compared to $545.8 million as of December 31, 2014. The increase in total stockholders' equity was primarily attributable to an increase in retained earnings, offset in part by a decrease in accumulated other comprehensive income due to decreases in fair value of available-for-sale securities. The decrease in the fair value of available-for-sale securities was driven primarily by higher market interest rates and wider credit spreads on certain investment securities as of December 31, 2015 compared to December 31, 2014.
On September 8, 2015, Farmer Mac's board of directors approved a share repurchase program, which authorized Farmer Mac to repurchase up to $25 million of its outstanding Class C non-voting common stock through September 2017. As of December 31, 2015, Farmer Mac had repurchased approximately 362,000 shares at a cost of approximately $10.5 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 171 days of liquidity during 2015 and had 166 days of liquidity as of December 31, 2015.
Dividends
On March 2, 2016, Farmer Mac's board of directors declared a quarterly dividend of $0.26 per share for each of Farmer Mac's three classes of common stock – Class A voting common stock (NYSE: AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE: AGM). This quarterly dividend will be payable on March 31, 2016 to holders of record of common stock as of March 21, 2016. This represents the fifth consecutive year that Farmer Mac has increased its dividend from the prior year. Farmer Mac seeks to provide a competitive return on its common stockholders' investment through the payment of cash dividends while retaining sufficient capital to support future growth in its business and to meet regulatory requirements and metrics established by Farmer Mac's board of directors.

Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.4297 per share of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B), and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), is for the period from but not including January 17, 2016 to and including April 17, 2016. The preferred stock dividends will be payable on April 17, 2016 to holders of record as of April 4, 2016.
Non-GAAP Earnings Measure
Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value fluctuations, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.
This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following table along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$15,032	$8,359	$5,647
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	1,784	(4,489)	(3,717)
Unrealized gains/(losses) on trading assets(1)	452	(5)	679
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(171)	(76)	(811)
Net effects of settlements on agency forward contracts	(106)	(253)	(30)
Sub-total	1,959	(4,823)	(3,879)
Core earnings	$13,073	$13,182	$9,526

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$29,949	$30,387	$28,442
Guarantee and commitment fees(3)	4,730	4,328	4,097
Other(4)	(284)	(93)	(1,285)
Total revenues	34,395	34,622	31,254

Credit related (income)/expense (GAAP):
Release of losses	(49)	(303)	(479)
REO operating expenses	44	48	48
Losses on sale of REO	—	—	28
Total credit related income	(5)	(255)	(403)

Operating expenses (GAAP):
Compensation and employee benefits	5,385	5,236	4,971
General and administrative	3,238	3,676	2,992
Regulatory fees	613	600	600
Total operating expenses	9,236	9,512	8,563

Net earnings	25,164	25,365	23,094
Income tax expense(5)	8,855	8,924	4,858
Net (loss)/income attributable to non-controlling interest (GAAP)	(60)	(36)	5,414
Preferred stock dividends (GAAP)	3,296	3,295	3,296
Core earnings	$13,073	$13,182	$9,526

Core earnings per share:
Basic	$1.21	$1.20	$0.87
Diluted	1.17	1.17	0.84

(1)	Excludes realized gains related to securities sold, not yet purchased of $12.8 million during the three months ended December 31, 2014.

(2)
Includes reconciling adjustments to exclude amortization of premiums and discounts on assets consolidated at fair value to reflect core earnings amounts. Also includes reconciling adjustments to include the reclassification of expenses related to interest rate swaps not designated as hedges and reclassifications of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from interest income and interest expense to guarantee and commitment fees to reflect that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. Fourth quarter 2014 includes $13.6 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million of gains on securities sold, not yet purchased.

(5)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings because those non-GAAP reconciling items are presented after tax. Income tax expense as reported in the consolidated statement of operations for fourth quarter 2014 reflects a reduction of $1.4 million in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended December 31,
	2015	2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$47,371	$38,251
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	7,101	(6,480)
Unrealized gains on trading assets(1)	793	1,038
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value(2)	(857)	(9,457)
Net effects of settlements on agency forward contracts	(395)	103
Loss on retirement of Farmer Mac II LLC Preferred Stock(3)	(6,246)	—
Sub-total	396	(14,796)
Core earnings	$46,975	$53,047

Composition of Core Earnings:
Revenues:
Net effective spread(4)	$119,380	$113,693
Guarantee and commitment fees(5)	17,155	16,780
Other(6)	(806)	(4,216)
Total revenues	135,729	126,257

Credit related expense/(income) (GAAP):
Provision for/(release of) losses	208	(3,166)
REO operating expenses	91	110
Losses/(gains) on sale of REO	1	(137)
Total credit related expense/(income)	300	(3,193)

Operating expenses (GAAP):
Compensation and employee benefits	22,047	19,009
General and administrative	13,111	12,197
Regulatory fees	2,413	2,381
Total operating expenses	37,571	33,587

Net earnings	97,858	95,863
Income tax expense(7)	32,562	10,785
Net income attributable to non-controlling interest (GAAP)	5,139	22,192
Preferred stock dividends (GAAP)	13,182	9,839
Core earnings	$46,975	$53,047

Core earnings per share:
Basic	$4.29	$4.86
Diluted	4.15	4.67

(1)	Excludes realized gains related to securities sold, not yet purchased of $37.0 million during 2014.

(2)	Includes $7.5 million related to the acceleration of premium amortization in 2014 due to significant refinancing activity in the Rural Utilities line of business.

(3)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer Mac II LLC Preferred Stock.

(4)
Includes reconciling adjustments to exclude amortization of premiums and discounts on assets consolidated at fair value to reflect core earnings amounts. Also includes reconciling adjustments to include the reclassification of expenses related to interest rate swaps not designated as hedges and reclassification of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased.

(5)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from interest income and interest expense to guarantee and commitment fees to reflect that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(6)
Includes interest income and interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased. Also reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. Includes $39.4 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $37.0 million of realized gains on securities sold, not yet purchased during 2014.

(7)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings because those non-GAAP reconciling items are presented after tax. Income tax expense as reported in the consolidated statements of operations includes the reduction of $13.0 million tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased during 2014, and a reduction in tax valuation allowance of $0.9 million associated with certain gains on investment portfolio assets during 2014.

More complete information about Farmer Mac's performance for fourth quarter and full year 2015 is set forth in Farmer Mac's Annual Report on Form 10-K for the period ended December 31, 2015 filed today with the U.S. Securities and Exchange Commission ("SEC").
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural sector or the rural utilities industry;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2015 filed today with the SEC. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's fourth quarter and full-year 2015 financial results and Annual Report on Form 10-K will be held beginning at 11:00 a.m. eastern time on Thursday, March 10, 2016 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about

Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents	$1,210,084	$1,363,387
Investment securities:
Available-for-sale, at fair value	2,775,025	1,938,499
Trading, at fair value	491	689
Total investment securities	2,775,516	1,939,188
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,152,605	3,659,281
Held-to-maturity, at amortized cost	1,274,016	1,794,620
Total Farmer Mac Guaranteed Securities	5,426,621	5,453,901
USDA Securities:
Available-for-sale, at fair value	1,888,344	1,731,222
Trading, at fair value	28,975	40,310
Total USDA Securities	1,917,319	1,771,532
Loans:
Loans held for investment, at amortized cost	3,258,413	2,833,461
Loans held for investment in consolidated trusts, at amortized cost	708,111	692,478
Allowance for loan losses	(4,480)	(5,864)
Total loans, net of allowance	3,962,044	3,520,075
Real estate owned, at lower of cost or fair value	1,369	421
Financial derivatives, at fair value	3,816	4,177
Interest receivable (includes $7,938 and $9,509, respectively, related to consolidated trusts)	112,700	106,874
Guarantee and commitment fees receivable	40,189	39,462
Deferred tax asset, net	42,916	33,391
Prepaid expenses and other assets	47,780	55,413
Total Assets	$15,540,354	$14,287,821

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$9,111,461	$7,353,953
Due after one year	4,967,036	5,471,186
Total notes payable	14,078,497	12,825,139
Debt securities of consolidated trusts held by third parties	713,536	424,214
Financial derivatives, at fair value	77,199	84,844
Accrued interest payable (includes $6,705 and $5,145, respectively, related to consolidated trusts)	47,621	48,355
Guarantee and commitment obligation	38,609	37,925
Accounts payable and accrued expenses	29,089	81,252
Reserve for losses	2,083	4,263
Total Liabilities	14,986,634	13,505,992
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization,9,155,661 shares and 9,406,267 shares outstanding, respectively	9,156	9,406
Additional paid-in capital	117,862	113,559
Accumulated other comprehensive (loss)/income, net of tax	(11,019)	15,533
Retained earnings	231,228	201,013
Total Stockholders' Equity	553,517	545,801
Non-controlling interest	203	236,028
Total Equity	553,720	781,829
Total Liabilities and Equity	$15,540,354	$14,287,821

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$4,194	$2,424	$13,338	$17,269
Farmer Mac Guaranteed Securities and USDA Securities	32,835	30,588	134,443	128,923
Loans	30,533	27,718	117,042	94,875
Total interest income	67,562	60,730	264,823	241,067
Total interest expense	36,591	44,606	139,016	170,720
Net interest income	30,971	16,124	125,807	70,347
(Provision for)/release of allowance for loan losses	(3,366)	462	(2,388)	961
Net interest income after (provision for)/release of allowance for loan losses	27,605	16,586	123,419	71,308
Non-interest income:
Guarantee and commitment fees	3,780	3,563	14,077	14,694
Gains/(losses) on financial derivatives and hedging activities	1,592	(9,178)	2,531	(21,646)
Gains on trading securities	696	13,857	1,220	38,629
Gains/(losses) on sale of available-for-sale investment securities	—	—	9	(238)
(Losses)/gains on sale of real estate owned	—	(28)	(1)	137
Other income	372	920	2,305	1,714
Non-interest income	6,440	9,134	20,141	33,290
Non-interest expense:
Compensation and employee benefits	5,385	4,971	22,047	19,009
General and administrative	3,238	2,992	13,111	12,197
Regulatory fees	613	600	2,413	2,381
Real estate owned operating costs, net	44	48	91	110
Release of reserve for losses	(3,415)	(17)	(2,180)	(2,205)
Non-interest expense	5,865	8,594	35,482	31,492
Income before income taxes	28,180	17,126	108,078	73,106
Income tax expense	9,912	2,769	34,239	2,824
Net income	18,268	14,357	73,839	70,282
Less: Net loss/(income) attributable to non-controlling interest	60	(5,414)	(5,139)	(22,192)
Net income attributable to Farmer Mac	18,328	8,943	68,700	48,090
Preferred stock dividends	(3,296)	(3,296)	(13,182)	(9,839)
Loss on retirement of preferred stock	—	—	(8,147)	—
Net income attributable to common stockholders	$15,032	$5,647	$47,371	$38,251

Earnings per common share and dividends:
Basic earnings per common share	$1.39	$0.52	$4.33	$3.50
Diluted earnings per common share	$1.35	$0.50	$4.19	$3.37
Common stock dividends per common share	$0.16	$0.14	$0.64	$0.56

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of December 31, 2015	As of December 31, 2014
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,249,864	$2,118,867
Loans held in trusts:
Beneficial interests owned by third party investors	708,111	421,355
USDA Guarantees:
USDA Securities	1,876,451	1,756,224
Farmer Mac Guaranteed USDA Securities	31,554	27,832
Rural Utilities:
Loans(1)	1,008,126	718,213
Loans held in trusts:
Beneficial interests owned by Farmer Mac(1)	—	267,396
Institutional Credit:
AgVantage Securities	5,439,383	5,410,413
Total on-balance sheet	$11,313,489	$10,720,300
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,253,273	$2,240,866
Guaranteed Securities	514,051	636,086
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	10,272	13,978
Rural Utilities:
LTSPC(2)	522,864	—
Institutional Credit:
AgVantage Securities	984,871	986,528
Revolving floating rate AgVantage facility(3)	300,000	—
Total off-balance sheet	$4,585,331	$3,877,458
Total	$15,898,820	$14,597,758

(1)	Reflects the dissolution of certain consolidated trusts that caused loans that were previously consolidated as "Loans held in trusts" to be included within "Loans."

(2)	Includes $8.8 million related to a one-year loan purchase commitment on which Farmer Mac receives a nominal unused commitment fee.

(3)
As of December 31, 2015, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be presented as AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2015	$9,381	1.72%	$4,518	0.96%	$2,845	1.14%	$10,899	0.80%	$2,306	0.26%	$29,949	0.85%
September 30, 2015	9,628	1.80%	4,630	0.99%	2,907	1.18%	11,271	0.81%	1,951	0.25%	30,387	0.88%
June 30, 2015	9,681	1.82%	4,466	0.98%	2,838	1.18%	10,860	0.78%	1,942	0.25%	29,787	0.88%
March 31, 2015(1)	10,114	1.97%	4,225	0.95%	2,804	1.15%	10,425	0.77%	1,689	0.20%	29,257	0.86%
December 31, 2014(2)	8,682	1.71%	5,250	1.19%	2,908	1.18%	9,870	0.78%	1,732	0.26%	28,442	0.91%
September 30, 2014	8,207	1.68%	5,073	1.18%	2,890	1.16%	9,823	0.78%	3,773	0.59%	29,766	0.97%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	9,957	0.78%	4,160	0.57%	29,049	0.92%
March 31, 2014(3)	7,114	1.53%	3,784	0.91%	1,990	0.73%	9,406	0.74%	4,142	0.56%	26,436	0.84%
December 31, 2013(3)	10,113	2.20%	4,022	0.97%	2,379	0.89%	9,088	0.72%	4,420	0.58%	30,022	0.94%

(1)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision.

(2)
On October 1, 2014, $78.5 million of preferred stock issued by CoBank was called, resulting in a loss of net effective spread of $2.1 million or 30 basis points in the corporate segment. The impact on consolidated net effective spread was 7 basis points.

(3)
First quarter 2014 includes the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in net effective spread in the Farm & Ranch line of business of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 2015	September 2015	June 2015	March 2015	December 2014	September 2014	June 2014	March 2014	December 2013
	(in thousands)
Revenues:
Net effective spread(1)	$29,949	$30,387	$29,787	$29,257	$28,442	$29,766	$29,049	$26,436	$30,022
Guarantee and commitment fees	4,730	4,328	4,085	4,012	4,097	4,152	4,216	4,315	4,252
Other(2)	(284)	(93)	(24)	(405)	(1,285)	(2,001)	(520)	(410)	427
Total revenues	34,395	34,622	33,848	32,864	31,254	31,917	32,745	30,341	34,701

Credit related (income)/expense:
(Release of)/provision for losses	(49)	(303)	1,256	(696)	(479)	(804)	(2,557)	674	12
REO operating expenses	44	48	—	(1)	48	1	59	2	3
Losses/(gains) on sale of REO	—	—	—	1	28	—	(168)	3	(26)
Total credit related (income)/expense	(5)	(255)	1,256	(696)	(403)	(803)	(2,666)	679	(11)

Operating expenses:
Compensation and employee benefits	5,385	5,236	5,733	5,693	4,971	4,693	4,889	4,456	4,025
General and administrative	3,238	3,676	3,374	2,823	2,992	3,123	3,288	2,794	3,104
Regulatory fees	613	600	600	600	600	593	594	594	594
Total operating expenses	9,236	9,512	9,707	9,116	8,563	8,409	8,771	7,844	7,723

Net earnings	25,164	25,365	22,885	24,444	23,094	24,311	26,640	21,818	26,989
Income tax expense/(benefit)(3)	8,855	8,924	8,091	6,692	4,858	6,327	(4,734)	4,334	5,279
Net (loss)/income attributable to non-controlling interest	(60)	(36)	(119)	5,354	5,414	5,412	5,819	5,547	5,546
Preferred stock dividends	3,296	3,295	3,296	3,295	3,296	3,283	2,308	952	882
Core earnings	$13,073	$13,182	$11,617	$9,103	$9,526	$9,289	$23,247	$10,985	$15,282

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	1,784	(4,489)	10,388	(582)	(3,717)	2,685	(3,053)	(2,395)	8,003
Unrealized gains/(losses) on trading assets	452	(5)	110	236	679	(21)	(46)	426	(50)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(171)	(76)	(81)	(529)	(811)	(440)	(179)	(8,027)	(10,864)
Net effects of settlements on agency forward contracts	(106)	(253)	128	(164)	(30)	73	236	(176)	114
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	—	(6,246)	—	—	—	—	—
Net income attributable to common stockholders	$15,032	$8,359	$22,162	$1,818	$5,647	$11,586	$20,205	$813	$12,485

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.6 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)
Fourth quarter 2014 and third quarter 2014 include $13.6 million and $17.9 million, respectively, of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million and $16.4 million, respectively of gains on securities sold, not yet purchased. First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million.

(3)
Fourth quarter 2014 and second quarter 2014 reflect a reduction of $1.4 million and $11.6 million, respectively, in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.8 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets.